Exhibit 10.13

***Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

INDEPENDENT CONTRACTOR SERVICES AGREEMENT

This Independent Contractor Services Agreement (this “Agreement”) is made and entered into, as of the later date printed on the signature page (“Effective Date”), by and between Jet Token Inc. (the “Company”), having a principal place of business at 10845 Griffith Peak Drive, Suite 200, Las Vegas, NV 89135 and the contractor named on the signature page attached hereto (“Contractor”).

1.	Engagement of Services. Company wishes to engage Contractor on the basis of the initial Assignment attached hereto. An Assignment will become binding when both parties have signed it and once signed, Contractor will be obligated to provide the services as specified in such Assignment. The terms of this Agreement will govern all Assignments and Services undertaken by Contractor for Company.

2.	Compensation; Timing. Company will pay Contractor at the rate(s) listed in the Assignments for the Services performed.

3.	Independent Contractor Relationship. Other than as required by the Assignment, Contractor is not authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by an officer of Company. No part of Contractor’s compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. Company will regularly report amounts paid to Contractor by filing Form 1099 MISC with the Internal Revenue Service and any applicable state or municipal agency as required by law.

4.	Disclosure and Assignment of Work Resulting from Assignments.

4.1. “Innovations” and “Company Innovations” Definitions. “Innovations” means all discoveries, designs, developments, improvements, inventions (whether protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress. “Company Innovations” means Innovations that Contractor, solely or jointly with others, conceives, develops, or reduces to practice related to any Assignment.

4.2. Disclosure and Assignment of Company Innovations. Contractor agrees to maintain adequate and current records of all Company Innovations, which records shall be and remain the property of Company. Contractor agrees to promptly disclose and describe to Company all Company Innovations. Contractor hereby does and will irrevocably assign to Company or Company’s designee all of Contractor’s right, title and interest in and to any and all Company Innovations and all associated records and such Company Inventions will be deemed a “work made for hire” to the extent permitted under the U.S. Copyright. To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by Contractor to Company, Contractor hereby grants to Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice and otherwise use any such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to the Company Innovations can neither be assigned nor licensed by Contractor to Company, Contractor hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against Company or any of Company’s successors in interest.

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4.3. Assistance. Contractor agrees to perform, during and after the term of this Agreement, all acts that Company deems necessary or desirable to permit and assist Company, at its expense, in obtaining, perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations as provided to Company under this Agreement. If Company is unable for any reason to secure Contractor’s signature to any document required to file, prosecute, register or memorialize the assignment of any rights under any Company Innovations as provided under this Agreement, Contractor hereby irrevocably designates and appoints Company and Company’s duly authorized officers and agents as Contractor’s agents and attorneys-in-fact to act for and on Contractor’s behalf and instead of Contractor to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance and enforcement of rights under such Company Innovations, all with the same legal force and effect as if executed by Contractor. The foregoing is deemed a power coupled with an interest and is irrevocable.

4.4. Out-of-Scope Innovations. If Contractor incorporates or permits to be incorporated any Innovations relating in any way, at the time of conception, reduction to practice, creation, derivation, development or making of such Innovation, to Company’s business or actual or demonstrably anticipated research or development but which were conceived, reduced to practice, created, derived, developed or made by Contractor (solely or jointly) either unrelated to Contractor’s work for Company under this Agreement or prior to the Effective Date (collectively, the “Out-of-Scope Innovations”) into any of the Company Innovations, then Contractor hereby grants to Company and Company’s designees a non- exclusive, royalty-free, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to practice all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to such Out-of-Scope Innovations. Notwithstanding the foregoing, Contractor agrees that Contractor will not incorporate, or permit to be incorporated, any Innovations conceived, reduced to practice, created, derived, developed or made by others or any Out-of- Scope Innovations into any Company Innovations without Company’s prior written consent.

4.5. Company Intellectual Property. As between Company and Contractor, Company will own all right, title and interest in and to any research, development, manufacturing, regulatory, marketing or sales plans provided to Contractor by Company, or otherwise accessed by Contractor, in connection with this Agreement, and all modifications and enhancements to, and derivatives thereof, including (a) processes, methodologies, procedures and work product; (b) software, tools, and machine-readable texts and files; and (c) literary work or other work of authorship, including documentation, reports, drawings, charts, graphics and other written documentation, together with all patents, copyrights, trademarks, service marks, trade secrets and other intellectual property rights in or appurtenant to any of the foregoing. This Agreement does not transfer or convey to Contractor or any third party any right, title or interest in or to the foregoing or any associated intellectual property rights, but only a limited right of use revocable in accordance with this Agreement. Company will retain ownership of all copies of such intellectual property or documentation. Upon termination of this Agreement, Contractor will return, or upon Company’s request, destroy, all copies of Company’s intellectual property in Contractor’s possession, custody or control.

5.	Confidentiality.

5.1. Definition of Confidential Information. “Confidential Information” means any and all technical and non-technical information provided by either party to the other, including but not limited to (a) patent and patent applications, (b) trade secret, and (c) proprietary information, ideas, techniques, sketches, drawings, works of authorship, models, inventions, know-how, processes, apparatuses, equipment, algorithms, software programs, software source documents, and formulae related to the current, future, and proposed products and services of each of the parties, and including, without limitation, their respective information concerning research, pilot programs, new product development ideas, risk management strategies, design details and specifications, engineering, financial information, procurement requirements, purchasing, the identify of vendors, the identify of customers and prospective customers, investors, employees, business and contractual relationships, business forecasts, sales, marketing plans and information the disclosing party provides regarding third parties.

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5.2. Nondisclosure and Nonuse Obligations. Except as permitted in this Section, Contractor shall not use, disseminate or in any way disclose the Confidential Information. Contractor may use the Confidential Information solely to perform Assignment(s) for the benefit of Company. Contractor shall treat all Confidential Information with the same degree of care as Contractor accords to Contractor’s own confidential information, but in no case shall Contractor use less than reasonable care. If Contractor is not an individual, Contractor shall disclose Confidential Information only to those of Contractor’s employees who have a need to know such information. Contractor certifies that each such employee will have agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions at least as protective as those terms and conditions applicable to Contractor under this Agreement. Contractor shall immediately give notice to Company of any unauthorized use or disclosure of the Confidential Information. Contractor shall assist Company in remedying any such unauthorized use or disclosure of the Confidential Information. Contractor agrees not to communicate any information to Company in violation of the proprietary rights of any third party.

5.3. Exclusions from Nondisclosure and Nonuse Obligations. Contractor’s obligations under Section 5.2 (Nondisclosure and Nonuse Obligations) shall not apply to any Confidential Information that Contractor can demonstrate (a) becomes generally known or was in the public domain at or subsequent to the time such Confidential Information was communicated to Contractor by Company through no fault of Contractor; (b) was rightfully in Contractor’s possession free of any obligation of confidence at or subsequent to the time such Confidential Information was communicated to Contractor by Company; or (c) was developed by employees of Contractor independently of and without reference to any Confidential Information communicated to Contractor by Company. A disclosure of any Confidential Information by Contractor (a) in response to a valid order by a court or other governmental body or (b) as otherwise required by law shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that Contractor shall provide prompt prior written notice thereof to Company to enable Company to seek a protective order or otherwise prevent such disclosure.

5.4. Existing Agreement. This Section 5 supplements and does not amend the responsibilities of the parties in the previously executed mutual non-disclosure agreement between the Company and Contractor.

6.	Ownership and Return of Confidential Information and Company Property. All Confidential Information and any materials (including, without limitation, documents, drawings, papers, diskettes, tapes, models, apparatus, sketches, designs and lists) furnished to Contractor by Company, whether delivered to Contractor by Company or made by Contractor in the performance of services under this Agreement and whether or not they contain or disclose Confidential Information (collectively, the “Company Property”), are the sole and exclusive property of Company or Company’s suppliers or customers. Contractor agrees to keep all Company Property at Contractor’s premises unless otherwise permitted in writing by Company. Within five (5) days after any request by Company, Contractor shall destroy or deliver to Company, at Company’s option, (a) all Company Property and (b) all materials in Contractor’s possession or control that contain or disclose any Confidential Information. Contractor will provide Company a written certification of Contractor’s compliance with Contractor’s obligations under this Section.

7.	Observance of Company Rules. At all times while on Company’s premises or the premises of a Company customer or prospective customer, Contractor will observe the host’s rules and regulations with respect to conduct, health, safety and protection of persons and property.

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8.	No Conflict of Interest. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity with which you are currently associated or in which you participate, and which competes, directly or indirectly, with the Company. You will not assist any other person or organization in competing (directly or indirectly) with the Company or in preparing to engage in competition with the business or proposed business of the Company to the extent such preparatory activities are unlawful or otherwise violate your duty of loyalty. You represent that your signing of this letter and the Confidentiality Agreement, and your commencement and continuation of employment with the Company, have not, and do not, violate any agreement currently in place between yourself and any current or past employer. Contractor agrees to indemnify Company from all loss or liability incurred by reason of the alleged breach by Contractor of any services agreement with any third party.

9.	Privacy and Security Compliance.

With respect to each engagement, Contractor agrees to:

9.1. To participate in privacy and security compliance training when offered by Company.

9.2. To adhere to all privacy and security rules as communicated to Contractor by Company or any of Company’s clients, customers, or accounts, or prospective clients, customers or accounts, that were contacted, solicited or served by the Contractor while engaged by Company.

10.	Term and Termination.

10.1. Term. This Agreement is effective as of the Effective Date and shall terminate the earlier of one year or the date defined pursuant to Sections 10.2 or 10.3 below.

10.2. Termination by Company. Company may terminate this Agreement with or without Cause at any time, with termination effective immediately upon Company’s delivery to Contractor of written notice of termination. If the Company terminates this Agreement without Cause, the payments due under any Assignment shall immediately accelerate and become due and payable. “Cause” means the Contractor has materially breached the Agreement and failed to cure such breach within ten (10) business days after written notice by the Company is given.

10.3. Termination by Contractor. Contractor may terminate this Agreement with or without cause at any time, with termination effective thirty (30) days after Contractor’s delivery to Company of written notice of termination. Contractor also may terminate this Agreement immediately for a material breach by Company if Company’s material breach of any provision of this Agreement is not cured within five business (5) days after the date of Contractor’s written notice of breach.

Effect of Expiration or Termination. Upon expiration or termination of this Agreement, Company shall pay Contractor for services performed under this Agreement as set forth in each then pending Assignment(s). If this Agreement is terminated mid-month, then the Contractor shall be entitled to the pro-rated portion of his compensation for the Services performed prior to termination. The definitions contained in this Agreement and the rights and obligations contained in this Section and Sections 4 (Disclosure and Assignment of Work Resulting from Assignment(s), 5 (Confidentiality), 6 (Ownership and Return of Confidential Information and Company Property), 11 (Noninterference with Business), 12 (Indemnification) and 13 (General Provisions) will survive any termination or expiration of this Agreement.

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11.	Noninterference with Business.

11.1. No Hire; Non-Solicitation. During the term of this Agreement and for a period of one (1) year immediately following the termination of this Agreement, the Contractor will not, directly or indirectly, on its own behalf or on behalf of any third party, (i) hire, seek to hire, target, recruit, solicit or induce, or attempt to induce, any employees of Company to terminate their employment with, or otherwise cease their relationship with, Company; or (ii) solicit, divert, reduce, take away, or attempt to divert, reduce or take away, the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by Company with which Contractor was substantively involved during the course of his, her or its engagement with Company under this Agreement) of any of Company’s clients, customers, or accounts, or prospective clients, customers or accounts, that were contacted, solicited or served by the Contractor while engaged by Company. Contractor understands that in the event of a breach or threatened breach of this provision by Contractor, Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this provision, which shall be in addition to any other remedies available to it, as well as an award of attorneys’ fees and costs to cover the expenses it incurs in seeking to enforce this provision.

11.2. Non-Competition. The Contractor acknowledges that, in connection with its engagement by Company, it or its employees will be provided with access to and become familiar with confidential and proprietary information and trade secrets belonging to Company. Accordingly, in consideration of the engagement with Company pursuant to this Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, Contractor agrees that, during the term of this Agreement Contractor and any of Contractor’s members, stockholders, partners, officers, employees or consultants engaged on the work for Company under this Agreement shall not, either on their own behalf or on behalf of any third party, except on behalf of Company, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control, or financing of, or be connected as a proprietor, partner, stockholder, officer, director, principal, agent, representative, joint venture, investor, lender, consultant or otherwise with, or use or permit its/their name to be used in connection with, any business or enterprise engaged directly or indirectly in competition with any line of business conducted by Company limited to blockchain in Aviation.

12.	Indemnification.

12.1. Contractor hereby agrees to indemnify and hold harmless the Company, its successors, assigns, affiliates, and subsidiaries, and their officers, directors, partners, owners, employees, agents, and representatives (collectively, the “Company Indemnitees”) against any and all claims, damages, demands, liens, losses, costs, expenses, actions, and liabilities of any kind (“Claims”) arising out of or in connection with: (a) any acts, errors, or omissions of Contractor (or its owner, employees, or agents) in connection with performing the services under this Agreement; (b) damage to any property or injury to or death of any persons resulting from any acts, errors or omissions of Contractor (or its owner, employees, or agents) in connection with performing the services under this Agreement; (c) breach by Contractor (or its owner, employees, or agents) of any of its duties, obligations, representations, or warranties under this Agreement; and (d) any nonpayment of taxes, levies, fines, and penalties, of whatever kind, by Contractor that may subsequently be assessed against Company Indemnitees based on the compensation Contractor receives under this Agreement.

12.2. Company hereby agrees to indemnify and hold harmless the Contractor, its successors, assigns, affiliates, and subsidiaries, and their officers, directors, partners, owners, employees, agents, and representatives (collectively, the “Contractor Indemnitees”) against any Claims arising out of or in connection with: (a) any acts, errors, or omissions of Company (or its owner, employees, or agents) in connection with this Agreement; (b) damage to any property owned by the Contractor or injury to or death of any persons resulting from any acts, errors or omissions of Company (or its owner, employees, or agents) in connection with this Agreement; and (c) breach by Company (or its owner, employees, or agents) of any of its duties, obligations, representations, or warranties under this Agreement.

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13.	General Provisions.

13.1. Successors and Assigns. Contractor may not subcontract or otherwise delegate Contractor’s obligations under this Agreement without Company’s prior written consent. Subject to the foregoing, this Agreement will be for the benefit of Company’s successors and assigns and will be binding on Contractor’s assignees.

13.2. Injunctive Relief. Contractor’s obligations under this Agreement are of a unique character that gives them particular value; Contractor’s breach of any of such obligations will result in irreparable and continuing damage to Company for which money damages are insufficient, and Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including money damages if appropriate).

13.3. Arbitration. Except for a claim for Injunctive Relief under Section 13.2 of this Agreement, all actions or proceedings arising hereunder and/or in connection with this Agreement or the breach thereof shall be submitted to Judicial Arbitration and Mediation Services (“JAMS”) for binding arbitration under its Comprehensive Arbitration Rules and Procedures if the matter in dispute is over $250,000, or under JAMS’ Streamlined Arbitration Rules and Procedures if the matter in dispute is $250,000 or less (as applicable, the “Rules”) to be held solely in Las Vegas, Nevada.

13.4. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or to such other address as either party may provide in writing.

13.5. Governing Law; Forum. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of Nevada, as such laws are applied to agreements entered into and to be performed entirely within the State of Nevada and without regard to conflict of laws. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in Clark County, Nevada, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in such personal jurisdiction shall be nonexclusive. THE PARTIES TO THIS AGREEMENT HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO DISPUTES ARISING UNDER THIS AGREEMENT AND THE RELATED AGREEMENTS AND CONSENT TO A BENCH TRIAL WITH THE APPROPRIATE JUDGE ACTING AS THE FINDER OF FACT.

13.6. Severability. If a court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to achieve an economic effect that is as near as possible to that provided by the original provision and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

13.7. Waiver; Modification. If Company waives any term, provision or Contractor’s breach of this Agreement, such waiver shall not be effective unless it is in writing and signed by Company. No waiver by a party of a breach of this Agreement shall constitute a waiver of any other or subsequent breach by Contractor. This Agreement may be modified only by mutual written agreement of authorized representatives of the parties.

13.8. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous agreements concerning such subject matter, written or oral.

13.9. Legal Fees. If any party to this Agreement seeks to enforce the terms and provisions of this Agreement in court or before any other dispute resolution body, then the prevailing party in such action shall be entitled to recover from the non-prevailing party, all costs incurred in connection with such action, including without limitation, reasonable fees, expenses and costs incurred at the trial court, all appellate courts and during negotiations.

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IN WITNESS WHEREOF, the parties have executed this Independent Contractor Services Agreement as of the later date printed below.

“Company”		“Contractor”

Jet Token Inc.		Nicholas Grabar

By:	/s/ John Church	By:	/s/ Nicholas Grabar
Name:	John Church	Name:	Nicholas Grabar
Title:	CTO	Title:	Software Engineer
Date:	13-Mar–2023	Date:	3/13/2023

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EXHIBIT A

ASSIGNMENT

For Consulting Assignment

Services:

Contractor shall provide the following services (the “Services”) to Jet Token Inc. (the “Company”) subject to and under the terms of the Independent Contractor Services Agreement between Contractor and the Company:

(A)	Contractor will serve as an independent non-exclusive businessperson responsible for the following tasks among others:

1.	Completing software development tasks and related tasks (such as documentation or planning) as needed to progress company goals.

(B)	Contractor will report to John Church

(C)	The duration of services under this agreement shall be two (2) months, starting on March 14th, 2023 and ending on May 13th, 2023, unless earlier terminated by either party in accordance with the terms of this Agreement. Notwithstanding the conclusion of services of this Agreement, any provisions in this Agreement that are intended to survive termination or expiration of this Agreement, including but not limited to those relating to non-compete, intellectual property, and confidentiality, shall remain in effect following the conclusion of the Services under this Agreement.

(D)	Contractor shall provide weekly updates to the Company summarizing Contractor’s progress with the Services outlined in section (A) above and shall keep the Company informed of any special difficulties encountered in promptly and satisfactorily providing the Services.

(E)	Contractor shall establish and maintain sufficient office space, computer hardware, Internet access, and other equipment and services necessary to enable them to perform their obligations under this Agreement in a professional and timely fashion. For avoidance of doubt, a home office shall be deemed sufficient.

(F)	It is understood that the Contractor will devote sufficient business time to assist in performing its services for the Company hereunder. The duties under this Assignment are of a unique character that gives them particular value; Contractor may not subcontract or otherwise delegate their duties under this Assignment without the Company’s prior written consent.

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Compensation Payable to Contractor:

1.	Cash compensation of $[***] per month.

2.	Equity compensation of [***] stock options (the “Options”) as follows: Options will have a strike price of $0.75 and will be subject to the terms of the Jet Token Inc. 2018 Stock Option and Grant Plan, as amended. Options shall be vested upon conclusion of the Services.

3.	Payment method. The Company will pay the Contractor by automated clearinghouse (ACH) transfer, due upon receipt of invoice.

4.	Timing of Payments. The Company shall pay the Contractor’s consideration within ten business days of the successful closing of any New Customer Sales.

5.	Expenses. The Consultant shall be reimbursed for out-of-pocket expenses reasonably incurred by the Consultant in performing the Services contemplated by this Agreement, provided that a dollar ceiling for such expenses that are pre-approved by the Company via electronic mail and reasonably documented via Expensify.

NOTE: This Assignment is governed by the terms of an Independent Contractor Services Agreement in effect between Company and Contractor. Any item in this Assignment that is inconsistent with such Agreement is invalid.

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IN WITNESS WHEREOF, the parties have executed this Assignment as of the later date printed below.

“Company”

Jet Token Inc.

By:	/s/ John Church
Name:	John Church
Title:	CTO
Date:	March 13th, 2023

“Contractor”

Nicholas Grabar

By:	/s/ Nicholas Grabar
Name:	Nicholas Grabar
Title:	Software Engineer
Date:	3/13/2023

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